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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING


                                           Commission File No. 0-20998


[X] Form 10-K  [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q   [ ] Form N-SAR

For Period Ended: December 31, 2001

    [ ] Transition Report on Form 10-K
    [ ] Transition Report on Form 20-F
    [ ] Transition Report on Form 11-K
    [ ] Transition Report on Form 10-Q
    [ ] Transition Report on Form N-SAR

For the transition period ended: ________________________

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  Read attached Instruction Sheet Before Preparing Form. Please Print or Type.

   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION
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Full Name of Registrant:

KELLEY PARTNERS 1992 DEVELOPMENT DRILLING PROGRAM
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Former Name if Applicable:

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Address of Principal Executive Office (Street and Number):

1001 McKINNEY, SUITE 900
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City, State and Zip Code:

HOUSTON, TEXAS 77002

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PART II - RULE 12b-25(b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

      (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x]   (b)  The subject annual report, semi-annual report, transition report of
           Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE
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State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q,
10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

The registrant was unable to obtain business information that is necessary to make its filing complete by the due date. The registrant is in the process of gathering the remaining information and expects to file within the grace period provided under Rule 12b-25.

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PART IV - OTHER INFORMATION
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(1)  Name and telephone number of person to contact in regard to this notification:

          JARED D. NIELSEN                713                 652-5200
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               (Name)                 (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
                                                            [x] Yes [ ] No
     If the answer is no, identify report(s)

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                               [ ] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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               KELLEY PARTNERS 1992 DEVELOPMENT DRILLING PROGRAM
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                  Name of Registrant as Specified in Charter

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  April 2, 2002                  By: /s/ Rick G. Lester
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                                       Rick G. Lester, Executive Vice President
                                       Contour Energy E&P, LLC,
                                       Managing General Partner

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

-----------------------------------ATTENTION-----------------------------------
                 Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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